UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 17, 2009

EZCORP, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-19424	74-2540145
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1901 Capital Parkway, Austin, Texas 78746
(Address of principal executive offices)   (zip code)
Registrant’s telephone number, including area code: (512) 314-3400
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 — Entry into a Material Definitive Agreement
On August 17, 2009, EZCORP, Inc. entered into a Subscription Agreement with Cash Converters International Limited, an Australian company headquartered in Perth, Western Australia. The core business of Cash Converters is the ownership and franchising of retail and financial services stores, which operate as retailers of second hand goods and suppliers of financial products. Cash Converters’ ordinary shares are listed on the Australian Stock Exchange under the symbol “CCV” and on the London Stock Exchange under the symbol “CCVU”.
Under the terms of the Subscription Agreement, EZCORP will acquire 108,218,000 ordinary shares of Cash Converters for AUS $0.50 per share, for an aggregate purchase price of AUS $54,109,000 (approximately US $45 million, based on current exchange rates). Following completion of the transaction, EZCORP will own approximately 30% of Cash Converters’ outstanding ordinary shares and will be entitled to appoint two of the five members of Cash Converters’ board of directors. The right to appoint directors will continue as long as EZCORP owns at least 20% of the outstanding ordinary shares of Cash Converters. A copy of the Subscription Agreement is attached hereto as Exhibit 10.1.
EZCORP will have approximately 21 days to complete its due diligence review of Cash Converters and its business. Thereafter, the transaction will be submitted to the Cash Converters’ shareholders for approval. Consummation of the transaction is conditional on the successful completion of due diligence, approval by the Cash Converters’ shareholders and other customary closing conditions.
On August 18, 2009, EZCORP issued a press release announcing the proposed transaction, and a copy of that press release is attached as Exhibit 99.1.
Item 9.01 Financial Statements and Exhibits.
(d)      Exhibits.

10.1	Subscription Agreement, dated as of August 17, 2009, between EZCORP, Inc. and Cash Converters International Limited

99.1	Press Release dated August 18, 2009

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EZCORP, INC.
Date: August 18, 2009	By:	/s/ Thomas H. Welch, Jr.
Thomas H. Welch, Jr.
Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit
No.	Description of Exhibit

10.1	Subscription Agreement, dated as of August 17, 2009, between EZCORP, Inc. and Cash Converters International Limited

99.1	Press Release dated August 18, 2009

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